Exhibit 10.4

CASH AMERICA INTERNATIONAL, INC.

SEVERANCE PAY PLAN FOR EXECUTIVES

(A part of the Cash America International, Inc. Group Benefit Plan)

1.	INTRODUCTION

(a) Overview. As an Eligible Employee who incurs an Eligible Termination (both defined below), you may be entitled to severance pay and benefits, generally in an amount and form, at such times, and subject to the terms, described in this document.

(b) Effective Date. This Cash America International, Inc. Severance Pay Plan for Executives (this “Plan”), a benefit provided under the Cash America International, Inc. Group Benefit Plan (the “Welfare Plan”), is effective as of April 24, 2013.

(c) Participating Companies. The Plan generally provides severance benefits for the eligible executives of Cash America International, Inc. (“Cash America”) and its affiliates that Cash America designates as participating companies herein (referred to collectively in this document as the “Company”).

(d) Purpose; Controlling Document. This document, along with the Welfare Plan, serves as the plan document and summary plan description for this Plan. This Plan replaces and supersedes with respect to Eligible Employees any other severance policy or severance plan in which an Eligible Employee might otherwise be entitled to participate. All such other severance policies or severance plans (if any) are hereby terminated with respect to Eligible Employees, except to the extent that an Eligible Employee and the Company have entered into an individual severance agreement.

2.	ELIGIBILITY

(a) General Requirements. You will be an “Eligible Employee” who may be eligible to receive severance benefits under this Plan if:

•	You are an active full-time salaried executive of the Company who has the title of “Vice President” or above and who has at least 1 year of employment with the Company, and

•	You do not fall within one of the categories described in subsection (b) below.

(b) Excluded Individuals. The following individuals will not be Eligible Employees and are not eligible to participate in this Plan:

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Part-Time or Temporary Employees – individuals who provide services to the Company and who the Company classifies under its customary worker classification procedures as part-time or temporary employees.

•	Employees With Less Than 1 Year of Employment – individuals who have been employed continuously by the Company for less than 1 year since their day of hire (or last day of rehire).

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Employees With Written Employment Agreements – individuals who have written employment agreements with the Company that provide for severance benefits, except such agreements that merely reference the Company’s general severance policy for such benefits.

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Union Employees – individuals who are covered under a collective bargaining agreement between a union and the Company, if benefits were the subject of good faith bargaining, except to the extent that the collective bargaining agreement requires participation in this Plan.

•	Foreign Employees – individuals who are non-resident aliens and receive no U.S. source income.

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Non-Employee Service Providers – individuals who provide services to the Company and who the Company does not classify under its customary worker classification procedures as employees, even if the individuals are common law employees, including, but not limited to, independent contractors, contractor’s employees and leased employees.

•	Individuals on Indefinite Unpaid Leaves of Absence – individuals who are absent from work on indefinite unpaid leaves of absence, except to the extent eligibility is required by applicable law.

(c) Eligible Termination. If you are an Eligible Employee, you will incur an “Eligible Termination,” and therefore may be eligible to receive benefits under this Plan, if your employment is involuntarily terminated by the Company (and you thereby incur a separation from service) due to restructuring or job elimination by the Company or due to other circumstances that the Company finds warrant providing severance pay and/or benefits. The Company retains the authority in all cases to determine whether or not a termination is an “Eligible Termination” for purposes of this Plan; but, as a guideline, an “Eligible Termination” does not typically include any of the following:

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Your termination for Cause. For purposes hereof, “Cause” means termination of your employment due to (i) what the Company determines in its sole discretion to be fraud, malfeasance, negligence, dishonesty, or willful misconduct with respect to the Company; (ii) refusal or repeated failure to follow the established reasonable and lawful policies of the Company applicable to persons in your same or similar position; (iii) conviction of a felony; or (iv) your inadequate performance as determined by the sole discretion of the Company;

•	Your automatic termination due to your disability or any other leave of absence from which you failed to return;

•	Your death;

•	Your voluntary termination, including retirement; or

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The sale of some or all of the stock or assets of the Company that results in, or is related to, your termination of employment either if (i) you are offered a position with a successor company (either the buyer or a company related to the buyer), regardless of whether you accept or reject the offer, or (ii) you are not offered employment with such a successor company because you fail any pre-employment screening or testing (including, but not limited to, drug testing).

Your “Last Day Worked” will be the day your active employment ends and you have a separation from service due to your Eligible Termination.

3.	SEVERANCE PAY AND BENEFITS

(a) Determination of Base Amount. As an Eligible Employee who incurs an Eligible Termination, you may be eligible for a certain amount of severance pay and benefits. In order to receive the pay and benefits (if any) described below, you must first sign a Release (as described in Section 4 below). The following general guidelines for severance pay and benefits will be used to determine benefits available under the Plan, but in all cases, the Company will have complete discretionary authority to award greater or lesser amounts of severance pay and/or benefits, including no severance pay and/or benefits. The Company will communicate to you the level of benefits, if any, you will be offered under the Plan before you sign your Release. Under these guidelines, the following amounts may apply:

(i) Vacation Pay. A cash payment equal to the value of any accrued but unused vacation and paid time off (PTO) days that you have earned and for which you have been credited through your Last Day Worked. Value shall be measured based on your base salary or wage level in effect as of your Last Day Worked. This amount will be paid to you in a single lump sum on the 30th day after your date of separation from service (as defined below) only to the extent provided under, and consistent with, the Company’s vacation/PTO policy.

(ii) Severance Pay.

(A) Amount. Subject to coordination described in section 3(b) below, following your Last Day Worked, you will be eligible to receive the number of months of base salary paid as severance being determined based on your position and completed Years of Employment, applied to the following chart:

Position
Years of Employment	Vice President	Senior Vice President	Executive Vice President Division President Division CEO
1 but less than 5	4 months	6 months	12 months
5 but less than 10	6 months	9 months	18 months
10 but less than 15	9 months	12 months	24 months
15 or more	12 months	18 months	24 months

In no event will severance pay exceed 24 months of base salary.

For this purpose, “Years of Employment” means the number of full 12-month periods of continuous employment you have worked as a full-time, regular employee with the Company beginning on your most recent date of hire or rehire with the Company (and, to the extent determined by the Plan Administrator, in its sole discretion, with predecessor employers acquired by the Company). The rate of severance pay will be calculated by using your base weekly salary or wage level in effect as of your Last Day Worked. For employees not eligible for benefits under the Plan, the Company may determine, in its sole discretion, to pay some or no severance pay.

(B) Payment. Such amount of severance pay shall be paid in substantially equal installments as salary continuation for the period specified above, beginning upon the date of your separation from service (your “Severance Period”). Such installment payments shall be paid in accordance with the

Company’s regular payroll procedures for other similarly-situated active employees. Notwithstanding the foregoing, any payment of severance pay shall be delayed until after the expiration of the revocation period required for an effective age-based release (see section 4 below), and any amount of severance pay otherwise due before the end of such revocation period shall be accumulated without interest and paid upon the day after the end of such period in a single lump-sum payment. In no event shall the first payment be made more than 74 days following your Eligible Termination. Each payment shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

(iii) Welfare Benefits.

(A) Medical Benefits. Upon an Eligible Termination, your group medical, dental, and vision benefits under the Company’s group health plan(s) will end as of your Last Day Worked. If you elect to continue health coverage under the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then, while such coverage is in effect through your Severance Period, the Company will reimburse you for the portion of the premium for group health plan coverage that is in excess of what similarly-situated active employees would pay for similar coverage under the Company’s plans during that period. The amount of each month’s reduced premium shall be considered a separate payment for purposes of Section 409A. To the extent the continued subsidized coverage provided to you is treated as discriminatory in favor of a highly compensated individual under Section 105(h) of the Internal Revenue Code, the Company will report the amount of the reimbursement as taxable income on your Form W-2.

(B) Other Welfare Benefits. Other group welfare benefits (e.g., life, accidental death and dismemberment, and disability insurance) will end as of your Last Day Worked, but some of the insurance policies may allow you to elect to convert coverage to an individual policy.

(iv) Section 409A Compliance.

(A) Generally. The Company intends the severance pay and benefits described above to be exempt from Section 409A under the short-term deferral exemption and/or the separation pay exemption to the full extent available under Section 409A, and such provisions shall be interpreted accordingly. To the extent that such exemptions do not apply to some or all of the severance pay and benefits, this Plan is intended to satisfy Section 409A and shall be interpreted accordingly. Notwithstanding anything in this Plan or the Company’s other plans to the contrary, (i) any taxable reimbursement made under any of these plans will be made on or before the last day of the calendar year following the calendar year in which the expense to be reimbursed was incurred, (ii) the amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, except as permitted under Section 409A, and (iii) taxable continued benefits are not subject to liquidation or exchange for any other benefits.

(B) Separation from Service. For purposes of this Plan, the term “separation from service” means separation from service as defined in Section 409A.

(C) 6-Month Delay in Certain Cases. Notwithstanding anything in Section 3(a)(i), (ii) and (iii) to the contrary, to the extent any payments made under Section 3(a)(i), (ii) and (iii) of this Plan are not exempt from Section 409A and the Eligible Employee is a specified employee (within the meaning of Section 409A) on the date of separation from service, the payments described in Sections 3(a)(i) (ii) and (iii) shall be delayed until 6 months after the date of Eligible Employee’s separation from service, and any payments that would otherwise be payable during such 6-month period shall be accumulated without interest and paid in a lump sum on the 6-month anniversary of the date of Eligible Employee’s separation from service.

(b) Coordination of Severance Pay with Various Benefits. The amount of any severance pay and/or benefits payable will be reduced on a dollar-for-dollar basis by any severance, separation or termination pay or benefits that the Company pays or is required to pay to you through insurance or otherwise under any plan or contract of the Company or under any federal or state law. The provisions in subsections (i) and (ii) below are illustrative only:

(i) Withholding. The Company will withhold from severance pay any amounts required to be withheld pursuant to applicable federal, state or local law; any applicable insurance premiums; and any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments, judgments or other court orders.

(ii) WARN Benefits. The Worker Adjustment and Retraining Notification Act and similar state laws (collectively, “WARN”) generally require employers to provide certain pay and benefits to employees in the event that required notification procedures are not followed in advance of a plant closing or mass layoff. If the Company incurs any such liability under WARN with respect to your termination, the amount of severance pay and benefits otherwise payable to you under this Plan will be reduced by the Company’s legally-required payments and benefits provided to you.

4.	GENERAL RELEASE

As a condition to your receiving any severance pay or continued benefits (as described above) , you must sign a written release agreement (“Release”) containing any terms specified by the Company for (i) your release of the Company and its affiliates from all claims arising from your employment or termination, (ii) your non-revocation of that release during the 7-day period applicable to age-based claims, and (iii) your promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions. The Company will terminate your eligibility for severance pay and benefits if you fail to sign, or follow the terms of, this Release and if it is not signed and returned to the Company within the the time frame specified by the Company after your Eligible Termination. You must sign the Release after your Last Day Worked.

5.	ADMINISTRATION

(a) Interpretation. The Plan Administrator (as defined in Section 6(c)(ii) below) (the “Plan Administrator”) has the exclusive authority and discretion to interpret this Plan with respect to any question arising under this Plan, including eligibility for benefits and the amount, term, form, timing and duration of benefits. Any variation in the amount, form or terms of an individual’s benefits from the severance pay described herein will be construed as a plan amendment affecting only that individual. The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and all of its employees, including the applicable Eligible Employees.

(b) Rights. This Plan does not create any vested rights in any individual. In addition, this Plan does not affect the right of the Company to conduct its business affairs, including laying off or terminating the employment of any employee.

(c) Amendment and Termination. The Company reserves the right to amend or terminate (in whole or in part) this Plan and the Welfare Plan at any time.

6.	SUPPLEMENTAL INFORMATION

(a) Severance Pay Claims.

(i) Claims. If you do not receive severance pay or if you disagree with the amount or length of payments, you may file a claim in writing with the Plan Administrator. A response to your claim will be provided to you within 90 days (180 days if you are notified of an extension). If your claim is denied, the Plan Administrator will provide written notice to you setting forth the specific reasons for denial and the provisions in this Plan or other documents used to arrive at the decision.

(ii) Appeals. You may appeal any denial of benefits, and you may review pertinent Plan documents to help you prepare for the appeal. Your appeal must be filed with the Plan Administrator in writing within 60 days after you receive written notice of denial of your claim. The Plan Administrator then will consider your appeal and will notify you of its decision within 60 days (120 days if you are notified of an extension) after the filing of your appeal for review. If the Plan Administrator’s decision is unfavorable, the notification you receive will explain the reasons for the denial and the provisions in this Plan or other documents used to arrive at the decision.

(b) Your Rights Under ERISA. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants will be entitled to:

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all Plan documents and copies of all documents filed by this Plan with the U.S. Department of Labor, such as detailed annual reports.

(ii) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. For example, you may request a current list of participating companies under this Plan. The Plan Administrator may make a reasonable charge for the copies.

(iii) Receive a summary of this Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant under this Plan with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way solely in order to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have this Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from this Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court (although the court may refuse to consider your claim if you have not completed the Plan’s appeals process as described above). If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor. If you have any questions about this Plan, you should contact the Plan Administrator. You should contact the nearest Area Office of the U.S. Employee Benefits Security Administration, Department of Labor, if you have any questions about this document or about your rights under ERISA.

(c) General Information.

(i) Name, Address, and Telephone Number of the Plan Sponsor:

Cash America International, Inc.

1600 West 7th Street, Inc.

Fort Worth, TX 76102

(ii) Name, Address, and Telephone Number of the Plan Administrator:

Senior Human Resources Officer

Cash America International, Inc.

1600 West 7th Street, Inc.

Fort Worth, TX 76102

(iii) Plan Name: The Cash America International, Inc. Severance Pay Plan for Executives (as described herein) is a benefit provided under, and a part of, the Cash America International, Inc. Group Benefit Plan.

(iv) Type of Plan: The Cash America International, Inc. Severance Pay Plan for Executives provides severance benefits, and the remainder of the Welfare Plan provides other welfare benefits.

(v) Plan Number Assigned to this Plan: 501

(vi) Plan Year: January 1 – December 31

(vii) Type of Administration: Self-Administration

(viii) Employer Identification Number of Plan Sponsor: 75-2018239

(ix) Agent for Legal Process: Legal process regarding any matter related to this Plan may be served on the General Counsel at the address listed above.

(x) Funding Medium: Benefits are payable solely from the general assets of the Company.

April 24, 2013	CASH AMERICA INTERNATIONAL, INC.

	BY:	/s/ James H. Graves

	TITLE:	James H. Graves